                                                                   EXHIBIT 99.01

     EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

     SUPPLEMENTAL BUSINESS ORGANIZATION INFORMATION
     1996 CHANGE FROM 1995



                                             THIRD QUARTER           FIRST NINE MONTHS
                                      % CHANGE      OPERATING      % CHANGE      OPERATING
                                   SALES  VOLUME   EARNINGS(1)  SALES   VOLUME  EARNINGS(1)
PERFORMANCE SEGMENT
 Container Plastics                (41)%     (7)%         --     (16)%    (2)%         --
 Fibers                             12 %      7 %         ++      11 %     4 %         ++
 Coatings, Inks & Resins             5 %     10%           -       1 %     4 %          -
 Fine Chemicals                     (2)%     (2)%         --       - %     - %         --
 Performance Chemicals               3 %      6 %         ++      (1)%    (2)%         ++
 Specialty Plastics(2)               3 %     12 %         ++       1 %     2 %         --

Total Segment                      (11)%      1 %        (37)%    (4)%    (1)%        (22)%
                                   ===    =====    =========    ====    ====    =========



INDUSTRIAL SEGMENT
 Industrial Intermediates            4 %     13 %         --      (1)%     8 %         --
 Flexible Plastics                  (1)%      6 %         --     (12)%     2 %         --

 Total Segment                       4 %     12 %        (31)%    (4)%     7 %        (38)%
                                   ===    =====    =========    ====    ====    =========

 Total Eastman                      (8)%      3 %        (35)%    (4)%     1 %        (27)%
                                   ===    =====    =========    ====    ====    =========



=============================


(1)  0    =    Change of approximately 0 - 2% (+ or -)
     +    =    Increase of approximately 2 - 10%
     ++   =    Increase of greater than 10%
     -    =    Decrease of approximately (2) - (10)%
     --   =    Decrease of greater than (10%)
     Sm   =    Negligible change in dollar amount
     Nm   =    Not meaningful


(2) On September 1, the Company created a new business organization, Specialty Plastics, by combining its Specialty Packaging Plastics and Performance Plastics businesses. The two businesses represented about 10% of the approximately $5 billion in Eastman sales in 1995.





                                      59